Exhibit 99.1
NEWS RELEASE
SPARK ENERGY ANNOUNCES COMMENCEMENT OF TENDER OFFER TO PURCHASE UP TO 1,000,000 SHARES OF ITS 8.75% SERIES A FIXED-TO-FLOATING RATE CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK, PAR VALUE $0.01 PER SHARE, AT A PURCHASE PRICE OF $18 PER SHARE, IN CASH
HOUSTON, May 11, 2020 (ACCESSWIRE) — Spark Energy, Inc. (NASDAQ: SPKE; SPKEP) (including its subsidiaries, “we,” “our,” “us,” “Spark” or the “Company”) today announced that it is commencing a tender offer to purchase up to 1,000,000 shares of its 8.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock” or the “shares”), at a purchase price of $18.00 per share, in cash, less applicable withholding taxes and without interest. The number of shares proposed to be purchased in the tender offer represents approximately 27.7% of the Company’s currently outstanding Series A Preferred Stock. The Company will use its cash on hand to fund the offer. The Company may also purchase additional shares, up to 2% of the Company’s outstanding shares of Series A Preferred Stock (approximately 72,151 shares, based on 3,607,571 shares of Series A Preferred Stock issued and outstanding as of May 11, 2020). Pro forma for the tender offer, the Company expects to have a positive cash balance to maintain operational flexibility.
Pursuant to the tender offer, holders of the Company’s Series A Preferred Stock may tender all or a portion of their shares. Holders will receive the purchase price in cash, subject to applicable withholding and without interest, subject to the conditions of the tender offer, including the provision relating to proration in the event that the number of shares properly tendered and not properly withdrawn exceeds 1,072,151 (assuming we purchase an additional 72,151 shares as described above). The proration of Series A Preferred Stock tendered in the tender offer is described in the Offer to Purchase and in the Letter of Transmittal relating to the tender offer that will be distributed to holders of Series A Preferred Stock and filed with the U.S. Securities and Exchange Commission (the “Commission”).
The tender offer is not conditioned upon receipt of any financing or on any minimum number of shares being tendered; however, the tender offer is subject to a number of other terms and conditions specified in the Offer to Purchase. The tender offer and withdrawal rights will expire at 11:59 p.m., New York City time, on Monday, June 8, 2020, unless extended or terminated. Tenders of shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer. Holders of Series A Preferred Stock wishing to tender their shares but who are unable to deliver them physically or by book-entry transfer prior to the expiration of the tender offer, or who are unable to make delivery of all required documents to the depositary prior to the expiration of the tender offer, may tender their shares by complying with the procedures set forth in the Offer to Purchase for tendering by notice of guaranteed delivery. MacKenzie Partners, Inc. is serving as information agent for the tender offer. American Stock Transfer & Trust Company,

LLC is acting as the depositary for the tender offer. Copies of the tender offer documents and requests for assistance may be directed to the Information Agent at 800-322-2885 or 212-929-5500 or via email at tenderoffer@mackenziepartners.com.
The Company’s Board of Directors has authorized the Company to make the tender offer. However, none of the Company, the Company’s Board of Directors, the information agent or the depositary, or any of their respective affiliates, makes any recommendation to holders of Series A Preferred Stock as to whether to tender or refrain from tendering their shares. No person is authorized to make any such recommendation. Holders of Series A Preferred Stock must make their own decision as to whether to tender their shares and, if so, how many shares to tender. In doing so, holders of Series A Preferred Stock should read carefully the information in, or incorporated by reference in, the Offer to Purchase and in the Letter of Transmittal (as they may be amended or supplemented), including the purposes and effects of the offer. Holders of Series A Preferred Stock are urged to discuss their decisions with their own tax advisors, financial advisors and/or brokers.
NEWS RELEASE FOR INFORMATIONAL PURPOSES ONLY
This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s Series A Preferred Stock. The offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, as they may be amended or supplemented. Holders of Series A Preferred Stock and investors are urged to read the Company’s tender offer statement on Schedule TO to, which have been filed with the Commission in connection with the tender offer, which includes as exhibits the Offer to Purchase, the related Letter of Transmittal and other offer materials, as well as any amendments or supplements to the Schedule TO when they become available, because they contain important information. Each of these documents have been filed with the Commission, and investors may obtain them for free from the Commission at its website (www.sec.gov) or from MacKenzie Partners, Inc., the information agent for the tender offer, by telephone at: 800-322-2885 (toll-free) or 212-929-5500 or by email at: tenderoffer@mackenziepartners.com.
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
This release contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact included in this release, regarding strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. Forward-looking statements appear in a number of places in this release and may include statements about expected impacts of COVID-19, business strategy and prospects for growth, customer acquisition costs, ability to pay cash dividends, cash flow generation and liquidity, availability of terms of capital, competition and government regulation and general economic conditions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct.
The forward-looking statements in this release are subject to risks and uncertainties. Important factors that could cause actual results to materially differ from those projected in the forward-looking statements include, but are not limited to:

•	the satisfaction or waiver of the conditions to the Offer or our ability to complete the Offer;

•
potential risks and uncertainties relating to the ultimate impact of COVID-19, including the geographic spread, the severity of the disease, the duration of the COVID-19 outbreak, actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact, and the potential negative impacts of COVID-19 on the global economy and financial markets;

•	changes in commodity prices;

•	the sufficiency of risk management and hedging policies and practices;

•	the impact of extreme and unpredictable weather conditions, including hurricanes and other natural disasters;

•	federal, state and local regulation, including the industry's ability to address or adapt to potentially restrictive new regulations that may be enacted by public utility commissions;

•	our ability to borrow funds and access credit markets;

•	restrictions in our debt agreements and collateral requirements;

•	credit risk with respect to suppliers and customers;

•	changes in costs to acquire customers as well as actual attrition rates;

•	accuracy of billing systems;

•	our ability to successfully identify, complete, and efficiently integrate acquisitions into our operations;

•	significant changes in, or new charges by, the ISOs in the regions in which we operate;

•	competition; and

•	the “Risk Factors” in our latest Annual Report on Form 10-K for the year ended December 31, 2019, in our Quarterly Reports on Form 10-Q, and other public filings and press releases.
You should review the risk factors and other factors noted throughout or incorporated by reference in this release that could cause our actual results to differ materially from those contained in any forward-looking statement. All forward-looking statements speak only as of the date of this release. Unless required by law, we disclaim any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise. It is not possible for us to predict all risks, nor can we assess the impact of all factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
ABOUT SPARK ENERGY
Spark Energy, Inc. is an independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 19 states and serves 94 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.
We use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should note that new materials, including press releases, updated investor presentations, and financial and other filings with the Securities and Exchange Commission are posted on the Spark Energy Investor Relations website at ir.sparkenergy.com. Investors are urged to monitor our website regularly for information and updates about the Company.
Contact: Spark Energy, Inc.
Investors:
Mike Barajas, 832-200-3727
Media:
Kira Jordan, 832-255-7302

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